EXHIBIT 5




                                                     May 20, 2005

VIA US MAIL
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Ohio Casualty Corporation
9450 Seward Road
Fairfield, Ohio  45014


		Re:  Registration Statement on Form S-8


Ladies and Gentlemen:


We have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on May 20, 2005 (the "Registration Statement") in connection with the registration under the Securities and Exchange Act of 1933, as amended, of 2,637,500 common shares of the Company, par value $0.125 per share, including common share purchase rights (the "Shares"), which may be issued pursuant to the Ohio Casualty Corporation 2005 Incentive Plan (the "Plan"). As legal counsel for Ohio Casualty Corporation, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plan.

It is our opinion that the Shares, when issued and sold in the manner described in the Plan and pursuant to the agreement that accompanies each grant under the Plan, will be legally and validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration statement and any amendments thereto.



                                        Very truly yours,



					VORYS, SATER, SEYMOUR and PEASE LLP